Exhibit (a)(1)
               OFFER TO PURCHASE, CONSENT SOLICITATION STATEMENT
                                      and
                           CHANGE IN CONTROL NOTICE

                                AIRBORNE, INC.

   Offer to Purchase for Cash All Outstanding 5.75% Convertible Senior Notes
                          Due 2007 of Airborne, Inc.
                         and Solicitation of Consents

-------------------------------------------------------------------------------
The Offer (as defined below) will expire at 5:00 p.m., New York City time, on November 17, 2003, unless extended by Airborne (such time and date, as the same may be extended, the "Expiration Date"). To receive the Tender Offer Consideration (as defined below), holders of Notes (as defined below) must tender Notes and provide the corresponding Consents (as defined below) in the manner described below on or before the Expiration Date. Airborne's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Offer and the effectiveness of the Proposed Amendments (as defined below) are conditioned upon, among other things, the receipt of the Requisite Consents (as defined below). The valid tender of Notes will constitute the giving of Consent with respect to such Notes and the valid withdrawal of tendered Notes will constitute the revocation of Consent with respect to such Notes. Holders may not deliver Consents without tendering the related Notes or revoke Consents without withdrawing the related Notes. Notes tendered in the Offer may be withdrawn at any time prior to the Expiration Date.
-------------------------------------------------------------------------------

          Airborne, Inc., a Delaware corporation ("Airborne"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, Consent Solicitation Statement and Change in Control Notice (as it may be amended or supplemented from time to time, this "Statement") and the related Consent and Letter of Transmittal (as it may be amended or supplemented from time to time, the "Consent and Letter of Transmittal"), any and all of its outstanding 5.75% Convertible Senior Notes due 2007 (the "Notes") at a price (the "Tender Offer Consideration") equal to $1,080 per $1,000 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Acceptance Date (as defined below). The offer, including the Solicitation (as defined below), on the terms set forth in this Statement and the Consent and Letter of Transmittal is referred to herein as the "Offer."

          In addition, Airborne hereby solicits (the "Solicitation"), upon the terms and subject to the conditions set forth in this Statement and the related Consent and Letter of Transmittal, consents (the "Consents") from the holders of the Notes (each, a "Holder") to the adoption of the proposed amendments (the "Proposed Amendments") to (i) the Indenture, dated as of March 25, 2002 (the "Original Indenture"), as supplemented by the First Supplemental Indenture, dated August, 15, 2003 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), between Airborne, the Guarantors (as defined therein) and The Bank of New York, as trustee, pursuant to which the Notes were issued and (ii) the Registration Rights Agreement, dated March 25, 2002 (the "Registration Rights Agreement"), executed by Airborne and the Guarantors for the benefit of the Holders. Airborne is not offering any separate or additional payment from the Tender Offer Consideration for the Consents. Pursuant to the terms of the Indenture and the Registration Rights Agreement, the Proposed Amendments require the receipt of Consents from Holders of at least a majority in aggregate principal amount of the Notes outstanding (the "Requisite Consents"). Airborne's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon, among other things, the receipt of the Requisite Consents.

         The following table summarizes the material pricing terms for the
Offer:

 CUSIP       Aggregate Principal                                                       Tender Offer
 Number       Amount Outstanding       Title of Security       Maturity Date     Consideration Per $1,000
 ------       ------------------       -----------------       -------------         Principal Amount
                                                                                 ------------------------
009269AA9      $150,000,000         5.75% Convertible Senior   April 1, 2007            $1,080
009269AB7                              Notes due 2007

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In accordance with the terms of the Indenture, Airborne also hereby gives notice of a Change in Control (as defined below) of Airborne and offers to purchase Notes for 100% of their aggregate principal amount, plus accrued but unpaid interest. Please see the section entitled "Change in Control Notice and Offer" of this Statement for information about the related Change in Control Offer (as defined below). The Change in Control Offer will expire at 5:00
p.m., New York City time, on November 14, 2003.
-------------------------------------------------------------------------------

      The Dealer Manager for the Offer and the Soliciation Agent for the
                               Solicitation is:

                           DEUTSCHE BANK SECURITIES

October 15, 2003

          The purpose of the Offer is to acquire all of the Notes and, pursuant to the Solicitation, to eliminate several provisions of the Indenture and the Registration Rights Agreement. See "Purpose of the Offer; Source of Funds" and "Descriptions of the Proposed Amendments."

          This Statement and the accompanying Consent and Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer. Under the terms of this Statement and the Consent and Letter of Transmittal, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a Holder in connection with the tender of Notes prior to 5:00 p.m., New York City time, on or prior to the Expiration Date will be deemed to constitute the Consent of that tendering Holder to the Proposed Amendments relating to the Notes tendered and will entitle the tendering Holder to receive the Tender Offer Consideration.

          Holders may not tender their Notes without delivering the related Consents and may not deliver Consents without tendering the related Notes. Notes tendered may be withdrawn at any time prior to the Expiration Date. A valid withdrawal of Notes will render the corresponding Consent defective. A Consent cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of a Consent without a concurrent valid withdrawal of the related Notes will not render the tender of the Notes or the related Consent defective.

          Airborne's obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon the receipt of the Requisite Consents and upon the satisfaction or waiver of the other general conditions to the Offer set forth herein. See "Principal Terms of the Offer -- Conditions to the Offer." If the Requisite Consents are not received or any of the other conditions to the Offer are not satisfied or waived by Airborne, Airborne will not be obligated to accept for purchase or to pay for any Notes and any Notes previously tendered will be returned to the tendering Holders.

          Airborne reserves the right (i) to waive any and all conditions to the Offer, except that the receipt of the Requisite Consents may not be waived, (ii) to extend or terminate the Offer or (iii) to otherwise amend the Offer in any respect.

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, Airborne will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by Airborne with Deutsche Bank Trust Company Americas, the depositary for the Offer (the "Depositary"). The date on which Notes are accepted for purchase under the Offer is herein referred to as the "Acceptance Date".

          In the event that the Offer is withdrawn or otherwise not completed, the Tender Offer Consideration will not be paid or become payable to Holders who have validly tendered their Notes in connection with the Offer. In any such event, any Notes previously tendered will be returned to the tendering Holder.

          Any Holder desiring to tender Notes and deliver Consents should either (i) complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed Consent and Letter of Transmittal (or such manually signed facsimile thereof), together with the certificates evidencing such Notes (or confirmation of the transfer of such Notes in the account of the Depositary with The Depository Trust Company ("DTC") pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Consent and Letter of Transmittal (or an Agent's Message (as defined below) in the case of book-entry transfer) to the Depositary, (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder or (iii) follow the procedures summarized below for tendering Notes and delivering Consents through the DTC Automated Tender Offer Program ("ATOP"). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes pursuant to the Offer (and thereby deliver Consents pursuant to the Solicitation with respect to such Notes) so registered. A Letter of Instruction is included in the solicitation materials provided along with this Statement that may be used by a beneficial owner in this process to effect the tender. See "Procedures for Tendering Notes and Delivering Consents."

          Tenders of Notes may be withdrawn at any time prior to the Expiration Date by following the procedures set forth under "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

          Holders who do not tender their Notes for repurchase pursuant to the Offer or who withdraw their Notes prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. The Notes will continue to be convertible, except that, under the terms of the Indenture and the Notes, they are now, following the consummation of the merger (the "Merger") of Airborne with and into Atlantis Acquisition Corporation, an indirect wholly owned subsidiary of DHL Worldwide Express B.V. ("DHL"), pursuant to which Airborne became an indirect wholly owned subsidiary of DHL, convertible only into the consideration received by Airborne's shareholders in its merger with DHL. This means that every $1,000 principal amount of Notes is currently convertible into $908.65 and 42.7599 shares of common stock of ABX Air, Inc. ("ABX Air"), an independent public company owned by the former shareholders of Airborne. The Notes will continue to be obligations solely of Airborne, and will not be obligations of, or guaranteed by, DHL or any of its affiliates. While it is currently anticipated that Airborne will continue to operate as an indirect wholly owned subsidiary of DHL, neither DHL nor any of its affiliates is under any obligation to provide any financial or other support to Airborne. If the Requisite Consents are received and the Proposed Amendments become operative, the Proposed Amendments will be binding on all non-tendering Holders. Therefore, the adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender their Notes in the Offer.

          See "Certain Significant Consequences to Non-Tendering Holders" and "Certain United States Federal Income Tax Considerations" for discussions of certain factors that should be considered in evaluating the Offer.

          Any questions concerning the terms of the Offer may be directed to Deutsche Bank Securities, the dealer manager for the Offer and the solicitation agent for the Solicitation (the "Dealer Manager") at the address and telephone numbers set forth on the back cover of this Statement. Questions and requests for assistance or additional copies of materials should be directed to D.F. King & Co., Inc., the information agent for the Offer (the "Information Agent"), at the address and telephone numbers set forth on the back cover of this Statement. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance concerning the Offer. Any Holder or beneficial owner that has questions concerning tender procedures should contact the Depositary at one of the addresses or telephone numbers set forth on the back cover of this Statement.

                                   IMPORTANT

          This Statement constitutes neither an offer to purchase Notes nor a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. The delivery of this Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Airborne or any of its subsidiaries or affiliates since the date hereof.

          No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Statement and, if given or made, such information or representation may not be relied upon as having been authorized by Airborne or the Dealer Manager.

          None of Airborne, the Dealer Manager, the Solicitation Agent or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or consent or refrain from consenting to the Proposed Amendments.

                               TABLE OF CONTENTS                            Page

Summary Term Sheet............................................................1

Purpose of the Offer; Source of Funds.........................................4

Principal Terms of the Offer..................................................4
         The Offer............................................................4
         Expiration; Extension; Amendment; Termination........................6
         Acceptance of Notes for Purchase; Payment for Notes..................6
         Conditions to the Offer..............................................8
         The Dealer Manager, the Depositary and the Information Agent.........9

Procedures for Tendering Notes and Delivering Consents.......................10
         Tender of Notes.....................................................10
         Delivery of Consents................................................10
         Tender of Notes Held in Physical Form...............................10
         Tender of Notes Held Through A Custodian............................11
         Tender of Notes Held Through DTC....................................11
         Signature Guarantees................................................11
         Book-Entry Transfer.................................................12
         Lost or Missing Certificates........................................12
         Transfers of Ownership of Tendered Notes............................12
         No Guaranteed Delivery..............................................12
         Other Matters.......................................................13
         Backup Withholding..................................................13
         Effect of Consent and Letter of Transmittal.........................13

Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal
Rights.......................................................................14

Certain Significant Consequences to Non-Tendering Holders....................14

Description of the Proposed Amendments.......................................15
         Amendments to the Indenture.........................................15
         Amendments to the Registration Rights Agreement.....................16

Market Price Information for the ABX Air Common Stock........................17

Certain United States Federal Income Tax Considerations......................18
         Tax Considerations for U.S. Holders.................................19
         Tax Considerations for Non-U.S. Holders.............................19
         Information Reporting and Backup Withholding........................20

Change in Control Notice and Offer...........................................21
         Notice of Change in Control; Change in Control Offer................21
         Important Tax Information for the Change in Control Offer...........23
         Form of Election of Holder to Require Repurchase....................24

                              SUMMARY TERM SHEET

         The following are answers to some of the questions that you, as a holder of the 5.75% Convertible Senior Notes Due 2007 of Airborne, Inc. may have. We urge you to read the remainder of this Offer to Purchase, Consent Solicitation Statement and Change in Control Notice and the accompanying Consent and Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered herewith.

WHO IS OFFERING TO BUY YOUR NOTES AND SOLICITING YOUR CONSENT?

     o Airborne, the issuer of the Notes, is offering to purchase the Notes. In connection with its offer to purchase the Notes, Airborne is also soliciting consents to amend the indenture under which the Notes were issued and the related registration rights agreement.

WHAT SECURITIES ARE THE SUBJECT OF THE OFFER TO PURCHASE AND CONSENT
SOLICITATION?

     o We are offering to purchase, and requesting consents with respect to, all of the outstanding Notes. As of October 14, 2003, there were $150,000,000 aggregate principal amount of Notes outstanding. The Notes were issued under an Indenture, dated March 25, 2002, as supplemented by the First Supplemental Indenture, dated August 15, 2003, in each case by and among Airborne, as issuer, the Guarantors (as defined therein) and The Bank of New York, as trustee.

WHY IS AIRBORNE OFFERING TO PURCHASE YOUR NOTES?

     o We are offering to purchase your Notes in order to retire the debt and improve our financial position. We also want to terminate the registration of the Notes under the Securities Exchange Act of 1934, as amended. As we no longer have a reporting obligation with respect to our common stock, we would like to avoid the effort and cost associated with making filings under the Exchange Act. As part of the offer to purchase your Notes in the Offer, we are seeking your consent to certain amendments to the indenture governing the Notes and the registration rights agreement related to the Notes that will enable us to stop making filings under the Exchange Act

WHAT PRICE WILL YOU RECEIVE FOR YOUR NOTES IF YOU TENDER THEM TO US?

     o Pursuant to the indenture, we are offering to repurchase your Notes at a repurchase price of $1,080 per $1,000 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date the Notes are accepted for purchase by Airborne, payable in cash.

WHAT PRICE WILL YOU RECEIVE IF YOU CONSENT TO THE PROPOSED AMENDMENTS AND
WAIVER?

     o We are not offering any separate or additional payments for your consent to the proposed amendments to the indenture and the registration rights agreement.

MAY I CONSENT TO THE PROPOSED AMENDMENTS AND WAIVER WITHOUT TENDERING MY NOTES?

     o No. In order to consent to the proposed amendments to the indenture and the registration rights agreement, you must tender the Notes with respect to which such consent relates. You cannot tender your Notes without consenting to the proposed amendments to the indenture and the registration rights agreement.

WILL AIRBORNE PURCHASE THE NOTES IN THE OFFER EVEN IF IT DOES NOT RECEIVE THE REQUISITE CONSENTS TO THE PROPOSED AMENDMENTS AND WAIVER?

     o No. We will not repurchase the Notes tendered into the Offer if we do not receive the consents required to amend the indenture and the registration rights agreement. We are, however, obligated to accept Notes tendered to us pursuant to the change in control offer, discussed later in this Statement. See "Change in Control Notice and Offer" in this document. Please note that these two offers are separate, and tendering your Notes into one offer will not constitute a tender of your Notes into the other offer as well.

WHEN DOES THE OFFER TO PURCHASE AND CONSENT SOLICITATION EXPIRE?

     o You have until 5:00 p.m., New York City time, on November 17, 2003, to tender your Notes in the Offer and to consent to the proposed amendments to the indenture and the registration rights agreement, as applicable, unless we choose to extend the offer to purchase and solicitation. We will make a public announcement if we extend the offer to purchase and solicitation.

WHEN WILL YOU RECEIVE PAYMENT FROM YOUR TENDERED NOTES AND CONSENT?

     o We will pay for the tendered Notes in cash promptly following November 17, 2003, the day on which your right to tender notes and consent to the proposed amendments expires, if the offer is not extended. If the offer is extended, we will pay for tendered notes, and make any consent payments, promptly following expiration of the extended offer.

CAN YOU WITHDRAW YOUR TENDERED NOTES OR REVOKE YOUR CONSENTS?

     o You may withdraw your tendered Notes and thereby revoke your consent to the proposed amendments to the indenture and registration rights agreement, as applicable, at any time before 5:00 p.m., New York City time, on November 17, 2003, or, if the offer is extended, 5:00 p.m., New York City time, on such later date. To withdraw your tender and revoke your consent, please follow the instructions under "Withdrawal Rights and Revocation of Consents; Absence of Appraisal Rights" in this document. If you withdraw your tendered Notes, you will be deemed to have revoked your consent with respect to the withdrawn Notes. You may not revoke your consent to the proposed amendments to the indenture and the registration rights agreement without withdrawing your tendered Notes.

WHAT HAPPENS TO YOUR NOTES IF YOU DO NOT TENDER YOUR NOTES?

     o If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest until the date of maturity, April 1, 2007, unless earlier redeemed by us in accordance with their terms. You will continue to have the right to convert your Notes, except that, under the terms of the Notes, they are now convertible only into the consideration received by Airborne's shareholders in its merger with DHL. This means that every $1,000 principal amount of Notes is currently convertible into $908.65 and 42.7599 shares of ABX Air's common stock. Under the terms of the Indenture governing the Notes, you may continue to present your Notes for conversion to the Corporate Trust Administration, The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286. On October 14, 2003, the closing price on the OTC Bulletin Board for a share of ABX Air's common stock was $3.30. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR ABX AIR COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See "Market Price Information for ABX Air Common Stock" in this Statement.

     o The registration of Airborne's common stock under the Exchange Act has been terminated and its common stock has been delisted from the New York Stock Exchange and the Pacific Coast Stock Exchange. We intend to apply to terminate the registration of the Notes under the Securities Exchange Act of 1934, as amended, promptly after the date on which Notes are accepted for purchase under the Offer, which is expected to be November 17, 2003, unless the offer is extended. At that time, we will no longer be subject to the reporting requirements of the Exchange

          Act and, therefore, no information regarding us will be publicly available. In addition, if the proposed amendments become operative, Airborne will cease to have an obligation under the indenture to furnish to the Trustee certain financial information and reports that Airborne would have been required to file with the U.S. Securities and Exchange Commission.

     o When we purchase Notes under the Offer, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

     o If the proposed amendments to the indenture and the registration rights agreement are approved by a majority in aggregate principal amount of the Notes outstanding, we will use our reasonable best efforts to execute, and to cause the trustee and any other relevant parties to execute, a supplemental indenture and a registration rights amendment giving effect to the Proposed Amendments. See "Descriptions of the Proposed Amendments."

WHAT ARE THE TAX CONSEQUENCES TO YOU IF YOU TENDER AND CONSENT?

     o The receipt of cash in exchange for Notes in the offer will be a taxable transaction to you for United States federal income tax purposes. You will generally recognize capital gain or loss on the sale to us of a Note in an amount equal to the difference between
          (i) the amount of cash received for your Note other than in respect of accrued interest and (ii) your "adjusted tax basis" for the Note at the time of the sale to us. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Note at a "market discount." See "Certain United States Federal Income Tax Considerations" in this document. This offer to purchase includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you.

HOW SHOULD YOU TENDER YOUR NOTES AND CONSENT TO THE PROPOSED AMENDMENTS AND WAIVER TO THE INDENTURE?

     o To tender your Notes, you must carefully follow the instructions in this document and in the accompanying materials. By tendering your Notes, you will be deemed to consent to the proposed amendments. Persons holding Notes through the Depository Trust Company must follow a different process than those who are themselves the record Holders of the Notes. See "Procedures for Tendering Notes and Delivering Consents" in this document.

WHO CAN YOU TALK TO IF YOU NEED MORE INFORMATION?

     o Any questions or request for assistance or additional copies of this offer to purchase and consent solicitation statement or the accompanying consent and letter of transmittal may be directed to the Dealer Manager at (866) 627-0391 (toll free) or (212) 250-7445 (collect) or the Information Agent at (888) 887-0082 (toll free). You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning this offer.

                   PURPOSE OF THE OFFER; SOURCE OF FUNDS

          The principal purpose of the Offer is to acquire all Notes in order to retire the debt and improve our financial position. Airborne also wants to terminate the registration of the Notes under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As Airborne no longer has a reporting obligation with respect to its common stock, it would like to avoid the effort and cost associated with making filings under the Exchange Act. As part of the Offer, Airborne is seeking the Consents of Holders to the Proposed Amendments to the Indenture and the Registration Rights Agreement that will enable it to stop making filings under the Exchange Act

          The total amount of funds required by Airborne to pay the Tender Offer Consideration and related fees and expenses is estimated to be approximately $163.6 million, assuming that 100% of the outstanding principal amount of Notes are tendered and accepted for purchase.

          Airborne intends to fund the purchase of the Notes, together with the fees and expenses incurred in connection therewith, through equity contributions or other financing from DHL or its affiliates. DHL and its affiliates have on hand or available sufficient funds to pay the maximum estimated amount of the Tender Offer Consideration and the associated fees and expenses.

          From time to time after the Expiration Date, Airborne or its affiliates may acquire Notes, if any, which remain outstanding following consummation of the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, subject to the provisions of the Notes and the Indenture, Airborne may choose to redeem the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Airborne or its affiliates will pursue.


                      PRINCIPAL TERMS OF THE OFFER

The Offer

          Airborne hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Statement and the related Consent and Letter of Transmittal, any and all of its outstanding Notes validly tendered and not validly withdrawn for the Tender Offer Consideration. In addition, Airborne hereby solicits, upon the terms and subject to the conditions set forth in this Statement and the related Consent and Letter of Transmittal, Consents to the adoption of the Proposed Amendments to (i) the Indenture and (ii) the Registration Rights Agreement. Airborne is not offering any separate or additional payment from the Tender Offer Consideration for the Consents. Pursuant to the terms of the Indenture and the Registration Rights Agreement, the Proposed Amendments require the receipt of the Requisite Consents. Airborne's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon, among other things, the receipt of the Requisite Consents.

          Under the terms of this Statement and the Consent and Letter of Transmittal, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a Holder in connection with the tender of Notes prior to 5:00 p.m., New York City time, on or prior to the Expiration Date will be deemed to constitute the Consent of that tendering Holder to the Proposed Amendments relating to the Notes tendered and will entitle the tendering Holder to receive the Tender Offer Consideration.

          Holders may not tender their Notes without delivering the related Consents and may not deliver Consents without tendering the related Notes. Notes tendered may be withdrawn at any time prior to the Expiration Date. A valid withdrawal of Notes will render the corresponding Consent defective. A Consent cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of a Consent without a concurrent valid withdrawal of the related Notes will not render the tender of the Notes or the related Consent defective.

          Airborne's obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon the receipt of the Requisite Consents and upon the satisfaction or waiver of the other general conditions to the Offer set forth herein. See "Principal Terms of the Offer -- Conditions to the Offer." If the Requisite Consents are not received or if any of the other conditions to the Offer are not satisfied or waived by Airborne, Airborne will not be obligated to accept for purchase or to pay for any Notes and any Notes previously tendered will be returned to the tendering Holders.

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, Airborne will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by Airborne with the Depositary.

          The Proposed Amendments would delete in their entirety certain sections of the Indenture and the Registration Rights Agreement and would amend Airborne's reporting obligations under the Indenture. See "Descriptions of the Proposed Amendments." Pursuant to the terms of the Indenture and the Registration Rights Agreement, upon receipt of the Requisite Consents Airborne intends to (i) enter into, and to use its reasonable best efforts to cause the Trustee and any other necessary parties to enter into, a second supplemental indenture (the "Second Supplemental Indenture") and (ii) execute an amendment to the Registration Rights Agreement (the "Registration Rights Amendment"), which together provide for the Proposed Amendments. The Second Supplemental Indenture and Registration Rights Amendment will not become operative unless and until Airborne receives the Requisite Consents and accepts the corresponding Notes for purchase pursuant to the Offer. If the Requisite Consents are received and the Proposed Amendments become operative, the Proposed Amendments will be binding on all non-tendering Holders. Therefore, the adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender their Notes in the Offer.

          Tenders of Notes may be withdrawn at any time prior to the Expiration Date by following the procedures set forth under "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

          Holders who do not tender their Notes for purchase pursuant to the Offer or who withdraw their Notes prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. The Notes will continue to be obligations solely of Airborne, and will not be obligations of, or guaranteed by, DHL or any of its affiliates. While it is currently anticipated that Airborne will continue to operate as an indirect wholly owned subsidiary of DHL, neither DHL nor any of its affiliates is under any obligation to provide any financial or other support to Airborne. The Indenture does not contain any limitation on the ability of Airborne to incur additional indebtedness.

          Holders who do not tender their Notes for purchase pursuant to the Offer or who withdraw their Notes prior to the Expiration Date will continue to have the right, during the period the Notes are convertible as specified in
Section 12.11 of the Indenture, to convert the Notes, except that, under the terms of the Indenture, the Notes are now, following the consummation of the Merger, convertible only into the consideration received by Airborne's shareholders in the Merger. Prior to the consummation of the Merger, Holders could have converted their Notes into shares of Airborne's common stock at a conversion rate of 42.7599 shares per $1,000 principal amount of Notes, or a conversion price of approximately $23.39 per share. Based on the pre-Merger conversion rate, each $1,000 principal amount of Notes is currently convertible into $908.65 and 42.7599 shares of ABX Air's common stock. On October 14, 2003, the closing price of the ABX Air common stock, as reported on the OTC Bulletin Board, was $3.30. For information on the recent stock price of ABX Air common stock, see "Market Price Information for ABX Air Common Stock." For additional information on ABX Air, see their website at http://www.abxair.com and their filings with the U.S. Securities and Exchange Commission (the "SEC"), which are available to the public at the SEC's website at http://www.sec.gov. Subject to the terms of the Indenture, a Holder may convert Notes tendered in the Offer at any time prior to the Acceptance Date.

          The Notes purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. When we purchase Notes under the Offer, the trading market for the Notes may be significantly more limited, which may adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

          If less than all the principal amount of Notes held by a Holder is tendered and accepted pursuant to the Offer, Airborne will issue, and the Trustee will authenticate and deliver to or on the order of the Holder thereof, at the expense of Airborne, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

Expiration; Extension; Amendment; Termination

          The Offer will expire at 5:00 p.m., New York City time, on November 17, 2003, unless extended by Airborne.

          Airborne expressly reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release prior to 9 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offer, Notes previously tendered and all related Consents previously delivered pursuant to the Offer (and not validly withdrawn) will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase by Airborne, subject to withdrawal rights of Holders. For purposes of the Offer, the term "Business day" means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

          To the extent it is legally permitted to do so, Airborne expressly reserves the right, in its sole discretion, to (i) waive any condition to the Offer (except that the receipt of the Requisite Consents is required by the Indenture and the Registration Rights Agreement for the approval of the Proposed Amendments and may not be waived), (ii) increase the Tender Offer Consideration Repurchase or (iii) amend any other term of the Offer. Any amendment to the Offer will apply to all Notes tendered and not previously accepted for purchase, regardless of when or in what order such Notes were tendered. If Airborne makes a material change in the terms of the Offer, Airborne will disseminate additional Offer materials and will extend the Offer, in each case, to the extent required by law. In addition, if Airborne changes either (x) the principal amount of the Notes subject to the Offer or
(y) the Tender Offer Consideration, then the Offer will be amended to the extent required by law to ensure that the Offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to Holders by Airborne.

          Airborne expressly reserves the right, in its sole discretion, to terminate the Offer, including if any conditions applicable to the Offer set out under "-- Conditions to the Offer" have not been satisfied or waived by Airborne. Any such termination will be followed promptly by a public announcement of the termination and Airborne will also promptly inform the Depositary if its decision to terminate the Offer.

          In the event that the Offer is withdrawn or otherwise not completed, the Tender Offer Consideration will not be paid or become payable to Holders who have validly tendered their Notes in connection with the Offer. In any such event, any Notes previously tendered will be returned to the tendering Holder and the Proposed Amendments, if previously entered into, will terminate and not become operative.

Acceptance of Notes for Purchase; Payment for Notes

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, Holders that tender their Notes (and do not properly withdraw such tenders) and thereby deliver their Consents to the Proposed Amendments on or prior to the Expiration Date will be entitled to receive the Tender Offer Consideration. Upon the terms and subject to the conditions of the Offer, Airborne will purchase, by accepting for purchase on the Expiration Date, and will pay for such Notes promptly following the Acceptance Date. Airborne expressly reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered under the Offer or the payment for Notes accepted for purchase pursuant to the Offer (subject to Rule 14e-1 under the Exchange Act, which requires that Airborne pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer) if any of the conditions set forth below under "-- Conditions to the Offer" shall not have been satisfied or waived by Airborne or in order to comply in whole or in part with any applicable law, in either case by oral or written notice of such delay to the Depositary. In all cases, payment for Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.

          For purposes of the Offer, Airborne will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which Airborne has waived such defect) if, as and when Airborne gives oral or written notice thereof to the Depositary. Payment for Notes accepted for purchase in the Offer will be made by Airborne by depositing such payment, in immediately available funds, with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving the Tender Offer Consideration and transmitting the same to such Holders. Airborne will notify the Depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, delivery of the Tender Offer Consideration will be made by the Depositary promptly after receipt of funds for the payment of such Notes by the Depositary.

          Tenders of Notes and the accompanying delivery of Consents pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

          If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the Offer is delayed, or Airborne is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offer, then the Depositary may, nevertheless, on behalf of Airborne, retain tendered Notes, without prejudice to the rights of Airborne described under "-- Expiration; Extension; Amendment; Termination" and "-- Conditions to the Offer" and "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights", but subject to Rule 14e-1 under the Exchange Act, which requires that Airborne pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

          If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth under the caption "Procedures for Tendering Notes and Delivering Consents -- Book-Entry Transfer" below, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Expiration Date.

          No alternative, conditional or contingent tenders will be accepted. A tendering Holder, by execution of a Consent and Letter of Transmittal (or a manually signed facsimile thereof), waives all right to receive notice of acceptance of such Holder's Notes for purchase.

          Holders of Notes tendered and accepted for purchase pursuant to the Offer will be entitled to accrued and unpaid interest on their Notes to, but not including, the Acceptance Date. Under no circumstances will any additional interest be payable because of any delay by the Depositary in the transmission of funds to the Holders of purchased Notes or otherwise.

          Tendering Holders of Notes purchased in the Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Consent and Letter of Transmittal has been completed, as described in the Instructions thereto. Airborne will pay all other charges and expenses in connection with the Offer. See "The Dealer Manager, the Depositary and the Information Agent."

Conditions to the Offer

          Airborne's obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn in the Offer is subject to and conditioned upon (i) receipt of the Requisite Consents and (ii) the satisfaction or waiver of the additional conditions set forth below. Airborne may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time, except that the receipt of Requisite Consents is required by the Indenture and the Registration Rights Agreement for approval of the Proposed Amendments and may not be waived. If the Requisite Consents are obtained by the Expiration Date, Airborne intends to (i) enter into, and to use its reasonable best efforts to cause the Trustee and any other relevant party to enter into, the Second Supplemental Indenture and (ii) execute the Registration Rights Amendment, which together provide for the Proposed Amendments. The Second Supplemental Indenture and the Registration Rights Amendment will become effective upon execution, but will provide that the Proposed Amendments will not become operative until the Acceptance Date. If the Offer is terminated or withdrawn, or the Notes are not accepted for purchase for any reason, the Second Supplemental Indenture and the Registration Rights Amendment will not become operative.

          Subject to Rule 14e-1(c) under the Exchange Act and notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Airborne's rights to terminate, extend and/or amend the Offer in its sole discretion, Airborne shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred:

               (i) there shall have been instituted, threatened, or be pending any action or proceeding (or there shall have been any material adverse development in any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that in the reasonable judgment of Airborne, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Airborne or (b) would or might prohibit, prevent, restrict or delay consummation of the Offer;

               (ii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of Airborne, would or might prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Airborne;

               (iii) the Trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of Airborne, adversely affect the consummation of the Offer or Airborne's ability to effect any of the Proposed Amendments pursuant to which the Notes were issued, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Airborne in soliciting the Consents (including the form thereof) or in the making of the Offer or the acceptance of, or payment for, the Notes and Consents; or

               (iv) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Notes in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Airborne, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

          The conditions to the Offer are for the sole benefit of and may be asserted by Airborne, in its reasonable discretion, regardless of the circumstances (including any action or inaction by Airborne) giving rise to such conditions, or may be waived by Airborne, in whole or in part, at any time or from time to time, in its reasonable discretion (except that the Requisite Consents may not be waived). The failure by Airborne at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by Airborne concerning the events described in this section shall be final and binding upon all persons.

The Dealer Manager, the Depositary and the Information Agent

          Airborne has retained Deutsche Bank Securities Inc. to act as Dealer Manager in connection with the Offer and Solicitation Agent in connection with the Solicitation. In its capacity as Dealer Manager and Solicitation Agent, Deutsche Bank Securities may contact Holders regarding the Offer and may request brokers, dealers and other nominees to forward this Statement and related materials to beneficial owners of Notes. Any questions or requests for assistance may be directed to the Dealer Manager at its address or telephone numbers set forth on the back cover of this Statement. Holders of Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

          Airborne has agreed to pay Deutsche Bank Securities a fee for its services in connection with the Offer. In addition, Airborne will reimburse Deutsche Bank Securities for its reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of its legal counsel. Airborne has also agreed to indemnify Deutsche Bank Securities and its affiliates against certain liabilities in connection with its services, including liabilities under the federal securities laws. At any given time, Deutsche Bank Securities may trade the Notes or other securities of Airborne for its own account or for the accounts of its customers and, accordingly, may hold a long or short position in the Notes and/or these other securities.

          Deutsche Bank Securities and its affiliates have provided in the past, and/or are currently providing, other investment banking and financial advisory services to Airborne and its affiliates. Deutsche Bank Securities and its affiliates may continue to provide various investment banking and other services to Airborne and its affiliates, for which they would receive customary compensation from Airborne.

          Deutsche Bank Trust Company Americas has been appointed as Depositary for the Offer. Consent and Letters of Transmittal and all other deliveries and correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses or telephone numbers set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or delivering Consents should contact the Depositary. Airborne has agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. Airborne has also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

          D.F. King & Co., Inc. has been appointed as Information Agent for the Offer. Airborne has agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. Requests for additional copies of this Statement and the Consent and Letters of Transmittal may be directed to the Information Agent at the address set forth on the back cover of this Statement.

          None of the Dealer Manager, the Depositary or the Information Agent assume any responsibility for the accuracy or completeness of the information concerning Airborne or any of its subsidiaries or the Offer contained in this Statement or any of the other documents related to the Offer or for any failure by Airborne to disclose events that may have occurred after the date of this Statement that may affect the significance or accuracy of this information.

          In connection with the Offer, directors and officers of Airborne and regular employees of Airborne (who will not be specifically compensated for such services) may solicit tenders and Consents by use of the mails, personally or by telephone.

          Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Airborne for customary mailing and handling expenses incurred by them in forwarding material to their customers. Airborne will not pay any fees or commissions to any broker, dealer or other person (other than Deutsche Bank as Dealer Manager) in connection with the solicitation of tenders of Notes and Consents pursuant to the Offer and Solicitation.

          PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS

          The valid tender of Notes (which are not subsequently withdrawn) will constitute the delivery of Consent with respect to such Notes. Holders may not tender their Notes without delivering the related Consents and may not deliver Consents without tendering the related Notes. A defective tender of Notes (which defect is not waived by Airborne) will not constitute a valid Consent to the Proposed Amendments and will not be counted for purposes of determining whether the Requisite Consents have been received by Airborne. As noted above, Airborne's obligation to accept for purchase, and to pay for, Notes validly tendered (and not validly withdrawn) is conditioned upon, among other things, the receipt of the Requisite Consents. If the Requisite Consents are not received or other conditions to the Offer as set forth herein are not satisfied or waived, Airborne will not be obligated to accept for purchase or to pay for any Notes validly tendered, tendering Holders will not receive the Tender Offer Consideration and previously tendered Notes will be returned to the tendering Holders.

          The method of delivery of the Notes and Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Consents and Letters of Transmittal and, except as otherwise provided in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Manually signed facsimile copies of the Consent and Letter of Transmittal, properly completed and duly executed, will be accepted. Letters of Transmittal and Notes should be sent only to the Depositary; not to Airborne, the Trustee, the Dealer Manager, the Information Agent or DTC.

Tender of Notes

          The tender of Notes by a Holder (and subsequent acceptance of such tender by Airborne) pursuant to any of the procedures set forth in this Statement and in the accompanying Consent and Letter of Transmittal will constitute a binding agreement between such Holder and Airborne upon the terms and subject to the conditions set forth in this Statement and in the accompanying Consent and Letter of Transmittal.

          Only registered Holders are authorized to tender their Notes and thereby Consent to the Proposed Amendments. The procedures by which Notes may be tendered (and the related Consents thereby given) by beneficial owners that are not registered Holders will depend upon the manner in which the Notes are held.

          Unless the Notes being tendered are deposited by the Holder with the Depositary prior to the Expiration Date (accompanied by a properly completed and duly executed Consent and Letter of Transmittal), Airborne may, at its option, reject such tender. Payment for Notes will be made only against deposit of tendered Notes and delivery of all other required documents.

Delivery of Consents

          Holders may not deliver Consents without tendering the related Notes. The valid tender of Notes will constitute the giving of Consent with respect to such Notes. Accordingly, any Holder desiring to Consent to the Proposed Amendments must validly tender (and not validly withdraw) such Holder's Notes by complying with the procedures for tendering Notes set forth in this Statement and the accompanying Consent and Letter of Transmittal.

Tender of Notes Held in Physical Form

          For a Holder to validly tender Notes held in physical form pursuant to the Offer, a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof), together with any signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the instructions to the Consent and Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Statement and certificates for tendered Notes must be received by the Depositary at any of such addresses (or delivery of Notes may be effected pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary) on or prior to the Expiration Date.

          If the certificates for Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the certificates evidencing such Notes must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of such Holder or Holders appear on the certificates, with the signature(s) on the certificates or bond powers guaranteed as provided below.

Tender of Notes Held Through A Custodian

          Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish to tender their Notes (and thereby deliver Consents) should contact such registered Holder promptly and instruct such Holder to tender their Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Notes himself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Tender of Notes Held Through DTC

          To effectively tender Notes that are held through DTC, DTC participants should, instead of physically completing and signing the Consent and Letter of Transmittal, electronically transmit their acceptance through the DTC Automated Tender Program ("ATOP"), for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth herein and in the Consent and Letter of Transmittal. To tender Notes (and thereby deliver Consents) through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Depositary must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the Consent and Letter of Transmittal.

          The term "Agent's Message" means a message transmitted by DTC to, and receivable by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message, stating the aggregate principal amount of the Notes that have been tendered by such participant pursuant to the Offer and that such participant has received the Offer and agrees to be bound by the terms of the Offer and that Airborne may enforce such agreement against such participant.

Signature Guarantees

          No signature guarantee is required if (i) the Consent and Letter of Transmittal is signed by the registered Holder (which term includes any participant in DTC whose name appears on a security position listing as the owner of the Notes) of the Notes tendered therewith and payment of the Tender Offer Consideration is to be made, or if any Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such Holder (or, if tendered by a participant in DTC, any Notes for principal amounts not tendered or not accepted for purchase are to be credited to such participant's account) and neither the "Special Issuance Instructions" box nor the "Special Delivery Instructions" box on the Consent and Letter of Transmittal has been completed or (ii) such Notes are tendered (and Consents thereby delivered) for the account of any institution that is an Eligible Institution (as defined below). In all other cases, all signatures on Consents and Letters of Transmittal and endorsements on certificates, signatures on bond powers and consent proxies (if any) accompanying Notes must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). If the Notes are registered in the name of a person other than the signer of the Consent and

Letter of Transmittal or if Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Consents and Letters of Transmittal accompanying the tendered Notes must be guaranteed as described above.

Book-Entry Transfer

          The Depositary will establish an account with respect to each of the Notes at DTC for purposes of the Offer within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, an Agent's Message in connection with a book-entry transfer and any other required documents must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Statement on or prior to the Expiration Date. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary.

Lost or Missing Certificates

          If a Holder desires to tender Notes pursuant to the Offer, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee for the Notes at the following address or telephone number about procedures for obtaining replacement certificates for such Notes, arranging for indemnification or any other matter that requires handling by the Trustee:

                             The Bank of New York
                        Corporate Trust Administration
                         101 Barclay Street, Floor 8W
                           New York, New York 10286
                           Telephone: (212) 815-6331

Transfers of Ownership of Tendered Notes

          Holders may not transfer record ownership of any Notes validly tendered into the Offer and not properly withdrawn. Beneficial ownership in tendered Notes may be transferred by the Holder by delivering to the Depositary at one of its addresses set forth on the back cover of this Statement an executed Consent and Letter of Transmittal identifying the name of the person who deposited the Notes to be transferred and completing the Special Issuance Instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the DTC participant on the security position listing as the transferee of such Notes) and the principal amount of the Notes to be transferred. If certificates have been delivered or otherwise identified (through a Book-Entry Confirmation with respect to such Notes) to the Depositary, the name of the Holder who deposited the Notes, the name of the transferee and the certificate numbers relating to such Notes should also be provided in the Consent and Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Notes pursuant to the procedures set forth herein, will be entitled to receive the Repurchase Price and the Consent Payments if the Notes are accepted for purchase or to receipt of the tendered Notes if the Offer is terminated.

No Guaranteed Delivery

          There are no guaranteed delivery provisions provided for by Airborne in conjunction with the Offer under the terms of this Statement or any other of the offer materials. Holders must tender their Notes in accordance with the procedures set forth under "Procedures for Tendering Notes and Delivering Consents."

Other Matters

          Notwithstanding any other provision of the Offer, payment of the Tender Offer Consideration in exchange for Notes tendered and accepted for purchase pursuant to the Offer will occur only after timely receipt by the Depositary of the tendered Notes (or a Book-Entry Confirmation with respect to such Notes), together with a properly completed and duly executed Consent and Letter of Transmittal in proper form (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

          Tenders of Notes pursuant to the procedures described above, and acceptance thereof by Airborne, will constitute a binding agreement between the tendering Holder and Airborne upon the terms and subject to the conditions of the Offer.

          All questions as to the form of all documents and the validity (including time of receipt), eligibility and acceptance of all tenders of Notes (and related delivery of Consents) will be determined by Airborne, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. Airborne reserves the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in Airborne's opinion, be unlawful. Airborne also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. Airborne's interpretations of the terms and conditions of the Offer (including the instructions in the Consent and Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Notes must be cured within such time as Airborne determines, unless waived by Airborne. Tenders of Notes (and delivery of the related Consents ) shall not be deemed to have been made until all defects and irregularities have been waived by Airborne or cured. None of Airborne, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice.

Backup Withholding

          To prevent backup United States federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup United States federal income tax withholding by completing the Internal Revenue Service Form W-9 ( "Form W-9") included in the Consent and Letter of Transmittal, or other acceptable substitute form, or an applicable Internal Revenue Service Form W-8 ("Form W-8") or acceptable substitute form, if such Holder is a non-U.S. Holder. A Form W-8 can be obtained from the Depositary. For discussion of United States federal income tax considerations relating to backup withholding, see "Certain United States Federal Income Tax Considerations."

Effect of Consent and Letter of Transmittal

          Subject to and effective upon acceptance for purchase of the Notes tendered thereby, by executing and delivering a Consent and Letter of Transmittal a tendering Holder of Notes (i) irrevocably sells, assigns and transfers to Airborne all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all rights with respect to the Notes (including any existing or past defaults and their consequences in respect of the Notes, the Indenture and the Registration Rights Agreement), (iii) releases and discharges Airborne from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes (including any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes), (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to Airborne, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership over such Notes (except that the Depositary will have no rights to, or control over, funds from Airborne, except as agent for Airborne, for the Tender Offer Consideration for any tendered Notes that are purchased by Airborne) and (v) delivers such Holder's Consent to the Proposed Amendments, all in accordance with the terms of the Offer.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS; ABSENCE OF APPRAISAL RIGHTS

          Tenders of Notes made prior to the Expiration Date may be properly withdrawn at any time prior to the Expiration Date but not thereafter, unless otherwise required by law. A valid withdrawal of tendered Notes effected prior to the Expiration Date will constitute the concurrent valid revocation of such Holder's related Consent. A Consent cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of a Consent without a concurrent valid withdrawal of the related Notes will not render the tender of the Notes or the related Consent defective. For a withdrawal of Notes to be proper, a Holder must comply fully with the withdrawal procedures set forth below.

          Holders who wish to exercise their right to withdrawal with respect to the Offer must give written notice of withdrawal delivered by mail, hand delivery of facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the Depositary at one of its addresses set forth on the back cover of this Statement prior to the Expiration Date. In order to be valid, a notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn,
(iii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iv) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and will constitute the concurrent valid revocation of such Holder's Consent.

          Withdrawal of Notes (and the accompanying revocation of Consents) can only be accomplished in accordance with the foregoing procedures.

          Notes properly withdrawn may thereafter be re-tendered (and Consents thereby re-given) at any time prior to the Expiration Date by following the procedures described under "Procedures for Tendering Notes and Delivering Consents."

          All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by Airborne, in its sole discretion, which determination shall be final and binding. None of Airborne, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

          The Notes are obligations of Airborne and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

          CERTAIN SIGNIFICANT CONSEQUENCES TO NON-TENDERING HOLDERS

          In deciding whether to participate in the Offer, each Holder should consider carefully, in addition to the other information contained in this Statement, the following:

          i) Limited Trading Market

          The Notes are not listed on any securities exchange or reported on a national quotation system, although they have been eligible to trade on the PORTAL(TM) Market of the National Association of Securities Dealers, Inc.

To the knowledge of Airborne, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted in the Offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not purchased may be affected adversely to the extent that the number of Notes purchased pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

          ii) Limited Information Concerning Airborne

          Following the consummation of the Merger, the registration of Airborne's common stock under the Exchange Act was terminated and the shares were delisted from the New York Stock Exchange and the Pacific Coast Stock Exchange. Airborne intends to apply to terminate the registration of the Notes under the Exchange Act promptly after the Acceptance Date. Under the Indenture, as currently in effect, if Airborne were to cease to be subject to the reporting requirements of the Exchange Act, Airborne still would be obligated to furnish to the Trustee certain financial information and reports that Airborne would be obligated to file with the SEC if Airborne were required to file such information and reports. Such obligation, however, will be eliminated if the Requisite Consents are received and the Proposed Amendments become operative. This lack of information may adversely affect the liquidity and trading prices of the Notes.

          iii) Effect of the Proposed Amendments

          If the Proposed Amendments become operative, the Notes that are not tendered and purchased pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture pursuant to which such Notes were issued as modified by the Second Supplemental Indenture. In addition, as a result of the adoption of the Proposed Amendment, material covenants will be eliminated from both the Indenture and the Registration Rights Agreement and Holders of unpurchased Notes will no longer be entitled to the benefits of such covenants and related provisions. The approval of these Proposed Amendments will permit Airborne to take other actions that could be materially adverse to the Holders and could negatively impact the price at which the outstanding Notes may trade. See "Description of the Proposed Amendments."

          iv) Redemption or Repurchase of Notes

          Airborne has the right to redeem the Notes prior to maturity at any time on or after April 1, 2005. Although the Notes that remain outstanding after the Offer are redeemable by us at our option in accordance with the terms set forth in the Indenture, and we reserve the right, in our sole discretion, from time to time to purchase any Notes that remain outstanding through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, we are under no obligation to do so.

          v) Tax Considerations

          See "Certain United States Federal Income Tax Considerations" for a discussion of certain tax matters that should be considered in evaluating the Offer.

                    DESCRIPTION OF THE PROPOSED AMENDMENTS

Amendments to the Indenture

         Set forth below is a description of the Proposed Amendments to the Indenture for which Consents are being solicited. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. The capitalized terms used in this section of this Statement and not otherwise defined shall have the meanings ascribed to them in the Indenture.

          The Proposed Amendments would delete in their entirety the following sections (including any references to defined terms contained therein) of the
Indenture:

          Section 5.1(3) - Events of Default - Section 5.1(3) makes Airborne's failure to comply with the Section 14.3 (Notices; Method of Exercising Repurchase Right, Etc) an Event of Default.

          Section 5.1(4) - Events of Default - Section 5.1(4) makes Airborne's or the Guarantors' default of their covenants under the Indenture and their inability to cure such default within 60 days after written notice has been given to Airborne by the Trustee or to Airborne and the Trustee by the Holders of at least 25% of in the principal amount of the outstanding Notes an Event of Default.

          Section 5.1(5) - Events of Default - Section 5.1(5) makes Airborne's failure to pay when due or the acceleration of indebtedness in an aggregate principal amount of at least $10 million an Event of Default.

          Section 10.7 - Registration and Listing - Section 10.7 requires Airborne to effect all registrations with, and obtain all approvals from, all governmental authorities that may be necessary under any United States Federal or state law before the shares of common stock issuable upon conversion of Securities are issued and delivered, and qualified or listed as contemplated in the Registration Rights Agreement.

          Section 10.11 - Registration Right - Section 10.11 requires Airborne to, among other things, use its best efforts to keep effective the Shelf Registration Statement until two years after the date the Shelf Registration Statement is declared effective or, if earlier, until there are no outstanding registered Notes.

          Article XIV - Repurchase of Securities at the Option of the Holder Upon Change in Control - Article XIV gives Holders a right to require Airborne to repurchase the Notes or any portion of the principal amount thereof for 100% of the principal amount plus accrued and unpaid interest to but excluding the repurchase date if a Change in Control (as defined therein) occurs.
Section 14.3 therein requires Airborne or in certain cases, the Trustee to give notice to all Holders of the occurrence of a Change in Control in a manner provided for in Section 1.6.

          The Proposed Amendments would also amend and restate Section 15.4 of the Indenture, which requires Airborne to furnish to the Trustee certain financial information and reports that Airborne is required to file with the SEC pursuant to Section 13 and 15(c) of the Exchange Act, to provide that Airborne will only furnish to the Trustee such information and reports as is required under the Trust Indenture Act at the times and in the manner provided pursuant to such Act.

Amendments to the Registration Rights Agreement

          Set forth below is a description of the Proposed Amendments to the Registration Rights Agreement for which Consents are being solicited. This description is qualified by reference to the full provisions of the Registration Rights Agreement. The capitalized terms used in this section of this Statement and not otherwise defined shall have the meanings ascribed to them in the Registration Rights Agreement.

          The Proposed Amendments to the Registration Rights Agreement would delete in their entirety the following sections (including any references to defined terms contained therein) of the Registration Rights Agreement:

          Section 2 - Shelf Registration - Section 2 requires, among other things, that Airborne and the Guarantors (as defined in the Indenture) (i) keep a Shelf Registration Statement effective until the earliest of the sale of any registered Notes, the expiration of a period referred to in Rule 144(k) under the Securities Act of 1933 or two years from the effective date of the Shelf Registration Statement; (ii) take any necessary action to enable a Holder to use the Prospectus; and (iii) if at any time the Notes are convertible into securities other than Airborne's common stock, to cause or to cause any successor under the Indenture to cause, such securities to be included in the Shelf Registration Statement no later than the date on which the Notes may then be convertible into such securities.

          Section 3 - Registration Procedures - Section 3 requires, among other things, that (i) Airborne mails a Notice and Questionnaire to Holders after the effective date of the Shelf Registration Statement and (ii) Airborne is required upon request by Holders who elected to be named selling security holders in the Shelf Registration Statement to furnish to each such Holder copies of the Prospectus included in the Shelf Registration Statement and all post-effective amendments, including financial statements and schedules and all other documents or exhibits that are filed with the SEC or incorporated by reference in the Shelf Registration Statement.

          Section 4 - Registration Expenses - Section 4 provides that Airborne will bear all fees and expenses incurred in connection with the performance of the registration requirements, including reimbursing certain Holders for the reasonable fees and disbursements of a single counsel elected by 25% of the Notes covered by the Shelf Registration Statement.

          Section 6 - Underwritten Offering - Section 6 allows Holders of registered Notes representing 33 1/3% of the registered Notes covered by the Shelf Registration Statement to request an underwritten offering of at least $33,000,000 subject to certain conditions. Airborne must then give notice to all registered Holders that they have an opportunity to participate in an underwritten offering.

          Section 7 - Liquidated Damages - Section 7 provides, among other things, for additional interest referred to as "liquidated damages" to accrue on the Notes if a Shelf Registration Statement has not been filed on or prior to 90 days or become effective on or prior to 180 days. In addition, the interest rate on all the Notes will increase by an additional 0.5% per annum if (i) the Shelf Registration Statement ceases to be effective or Airborne otherwise prevents or restrict Holders of registered Notes from making sales under the Shelf Registration Statement for more than 30 days, whether or not consecutive, during any 90 day period; or (ii) the Shelf Registration Statement ceases to be effective or Airborne otherwise prevents or restrict Holders of registered Notes from making sales under the Shelf Registration Statement for more than 90 days, whether or not consecutive, during any 365 day period.

          The Proposed Amendments would also make certain other changes in the Indenture and the Registration Rights Agreement of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references. For example, any references to Liquidated Damages in the Indenture would be deleted by virtue of its deletion in the Registration Rights Agreement.

          The foregoing information to this Statement is qualified in its entirety by reference to the Registration Rights Agreement and the Indenture, including the form of the Second Supplemental Indenture and Registration Rights Amendment, copies of which can be obtained without charge from Airborne.

         In order for the Proposed Amendments to be adopted, Airborne requires the consent of Holders representing a majority in aggregate principal amount of the Notes not owned by Airborne or any of its affiliates or subsidiaries (such amount being referred to as, the "Requisite Consents"). Upon receipt of the Requisite Consents, Airborne intends to (i) enter into, and to use its reasonable best efforts to cause the Trustee and any other relevant parties to enter into, the Second Supplemental Indenture and (ii) execute the Registration Rights Amendment, which together provide for the Proposed Amendments. The Second Supplemental Indenture and the Registration Rights Amendment will become effective upon execution, but will provide that the Proposed Amendments will not become operative until the Acceptance Date. If the Offer is terminated or withdrawn, or the Notes are not accepted for purchase for any reason, the Second Supplemental Indenture and the Registration Rights Amendment will not become operative. If the Proposed Amendments become operative, the Holders of Notes that are not tendered in the Offer will be bound thereby, notwithstanding the fact that they did not consent to the Proposed Amendments.

            MARKET PRICE INFORMATION FOR THE ABX AIR COMMON STOCK

          Each $1,000 aggregate principal amount of Notes is convertible into $908.65 plus 42.7599 shares of ABX Air's common stock (with cash being paid in lieu of fractional shares). Under the terms of the Indenture, Holders may continue to present their Notes for conversion to the Corporate Trust Administration, The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286. ABX Air's common stock is registered with the Securities and Exchange Commission and traded on the OTC Bulletin Board under the symbol "ABXA." However, the common stock has only been trading for a few months and the volume of trading in the common stock is small, with a daily average trading volume under 1% of the total number of shares outstanding. Since the common stock of ABX Air started to trade, the high and low closing prices have been $3.30 and $0.60, respectively. On October 14, 2003, the closing price of a share of ABX Air common stock, as reported on OTC Bulleting Board, was $3.30.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes certain United States federal income tax considerations relating to the Offer that may be relevant to U.S. and non-U.S. Holders (each as defined below). The following discussion does not purport to be a full description of all United States federal income tax consequences of the Offer and does not address any other taxes that might be applicable to a Holder of the Notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction or other consequences, such as estate or gift tax consequences. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to particular Holders of Notes in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities, traders that elect to mark to market their securities, regulated investment companies, real estate investment trusts, financial institutions, insurance companies, tax-exempt entities, persons holding the Notes as part of a hedging or conversion transaction, a straddle or a constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that the Notes are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

          The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, the applicable United States Treasury Regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

          As used herein, a U.S. Holder means a beneficial owner of a Note who is, for United States federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or
          (2) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

          As used herein, a non-U.S. Holder means a beneficial owner of a Note who is not a U.S. Holder other than a partnership.

          If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A Holder that is a partner of a partnership tendering Notes should consult its tax advisor.

          THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF TENDERING YOUR NOTES PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

Tax Considerations for U.S. Holders

          Sale of Notes Pursuant to the Offer. A U.S. Holder who receives cash for Notes pursuant to the Offer will recognize gain or loss equal to the difference between (i) the amount of cash received (excluding amounts attributable to accrued but unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the Notes sold. A U.S. Holder's adjusted tax basis generally will be the original cost of the Notes increased by all market discount (see explanation below) included in the U.S. Holder's gross income and decreased by any payments received on the Notes, other than payments of stated interest, and by any amortizable bond premium (the excess of a U.S. Holder's initial tax basis in the Notes over the principal amount payable at maturity) which the U.S. Holder has previously deducted from income. Subject to the market discount rules discussed below, such gain or loss generally will be long-term capital gain or loss if the Notes have been held for more than one year. For certain noncorporate Holders (including individuals), net long-term capital gain, if in excess of net short-term capital losses, will be subject to tax at a reduced rate. To the extent that the amount paid for the Notes is attributable to accrued but unpaid interest, it will constitute ordinary income to the Holder unless previously included in income.

          A U.S. Holder who acquired a Note at a "market discount" (subject to a statutorily-defined de minimis exception) generally will be required to treat any gain on the sale thereof pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount (on a straight line basis, or, at the election of the holder, on a constant interest basis), unless an election was made to include market discount in income as it accrued for United States federal income tax purposes. Market discount at the time a Note is purchased (other than in the initial offering of the Notes) generally equals the excess of the principal amount of the Note over a Holder's initial tax basis in the Note.

          Treatment of Non-Tendering U.S. Holders. The tax treatment of a U.S. Holder that does not tender its Notes will depend upon whether the modification to the Notes results in a "deemed" exchange of such Notes for United States federal income tax purposes. Generally, the modification of a debt instrument will be treated as a "deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" within the meaning of the United States Treasury Regulations promulgated under
Section 1001 of the Internal Revenue Code. A modification is "significant" if, based on all the facts and circumstances, the legal rights and obligations that are altered and the degree to which they are altered are economically significant, provided that a modification that adds, deletes, or alters customary accounting or financial covenants is not a "signification modification." Airborne believes that the adoption of the Proposed Amendments should not constitute a "significant modification" to the terms of the Notes. In this case, a U.S. Holder who does not tender the Notes pursuant to the Offer would not recognize any gain or loss even if the Proposed Amendments were to become effective.

          The law is unclear, however, and the Internal Revenue Service could assert that the modifications to the terms of the Notes are significant. If this assertion were successful, then, a U.S. Holder that does not tender its Notes would be treated as having exchanged the Notes for new Notes and such deemed exchange may be taxable to the Holder.

Tax Considerations for Non-U.S. Holders

          Sale of Notes Pursuant to the Offer. A non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale of a Note pursuant to the Offer unless the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, or the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States (and if a treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such non-U.S. Holder).

          Treatment of Non-Tendering Non-U.S. Holders. If the Proposed Amendments become effective it is possible that the non-U.S. Holders may be treated as recognizing income for United States federal income tax purposes from the receipt of interest or gain as a result of a "deemed" exchange of their Notes. (See "-- Tax Considerations for U.S. Holders -- Treatment of Non-Tendering U.S. Holders" above.) In such event, the discussion in "-- Tax Considerations for Non-U.S. Holders -- Sale of Notes Pursuant to the Offer" above shall apply to any gain. Any amounts attributable to interest may be subject to United States federal income withholding tax unless certain conditions are satisfied and the non-U.S. Holder provides an applicable Form W-8, or an appropriate substitute form, to certify as to its non-U.S. status.

Information Reporting and Backup Withholding

          A U.S. Holder may be subject to information reporting and backup withholding with respect to the amounts received pursuant to the Offer unless such U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides his or her correct taxpayer identification number (which, in the case of an individual, is his or her social security number), certifies that he or she is not currently subject to backup withholding and otherwise complies with applicable requirements of the information reporting and backup withholding rules. A U.S. Holder can satisfy these requirements by completing and submitting the Form W-9 that is included in the Consent and Letter of Transmittal. A U.S. Holder who does not provide his or her correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against the U.S. Holder's United States federal income tax liability, and if withholding results in an overpayment of taxes, the U.S. Holder may apply for a refund from the Internal Revenue Service.

          Information reporting and backup withholding may apply to payments of the Tender Offer Consideration to non-U.S. Holders that fail to certify their exempt status by properly completing an applicable Form W-8 or an appropriate substitute form.

                      CHANGE IN CONTROL NOTICE AND OFFER

Notice of Change in Control; Change in Control Offer

          Effective August 15, 2003, Atlantis Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of DHL, was merged with and into Airborne (the "Merger"). As a result of the Merger, Airborne became an indirect wholly owned subsidiary of DHL. Capitalized terms that are used in this section of this Statement but not defined herein shall have the meaning assigned to such terms in the Indenture. The Merger constitutes a Change in Control under the Indenture. A "Change in Control" is defined in the Indenture to mean, subject to certain exceptions:

     i) the acquisition by any person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Airborne entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of Airborne entitled to vote generally in the elections of directors, other than any such acquisition by Airborne, any subsidiary of Airborne or any employee benefit plan of Airborne; or

     ii) any consolidation of Airborne with, or merger of Airborne into, any other person, any merger of another person into Airborne, or any conveyance, sale, transfer or lease of all or substantially all of the assets of Airborne to another person (other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of Airborne and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of Airborne's capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction or (b) any transaction which is effected solely to change the jurisdiction of incorporation of Airborne and results in a reclassification, conversion or exchange of outstanding shares of common stock into solely shares of common stock).

          Under Article 14 of the Indenture, Airborne is required to give Holders notice of the Change in Control and each Holder has the right to require Airborne to repurchase all of its Notes or any portion thereof (in multiples of U.S. $1,000) at a purchase price equal to 100% of the principal amount of Notes to be repurchased plus accrued but unpaid interest, subject to applicable withholding taxes.

          Accordingly, Airborne hereby gives each Holder notice of the Change in Control and offers (the "Change in Control Offer") to purchase all Notes for 100% of their aggregate principal amount, plus accrued but unpaid interest. Notes tendered into the Change in Control Offer will not be tendered into the Offer described above, and Notes tendered into the Offer will not be tendered into the Change in Control Offer. The procedures for tendering into each of the offers to purchase are separate. Notes tendered into both the Offer and the Change in Control Offer will be purchased by Airborne pursuant to the Change in Control Offer, which terminates first.

          Holders who do not tender their Notes for purchase pursuant to the Change in Control Offer will continue to hold Notes pursuant to the terms of the Indenture (unless such Notes are tendered into, and accepted for purchase by Airborne under, the Offer). The Notes will continue to be obligations solely of Airborne, and will not be obligations of, or guaranteed by, DHL or any of its affiliates. While it is currently anticipated that Airborne will continue to operate as an indirect wholly owned subsidiary of DHL, neither DHL nor any of its affiliates is under any obligation to provide any financial or other support to Airborne and neither DHL nor any of its affiliates currently intends to provide any such support to Airborne. The Indenture does not contain any limitation on the ability of Airborne to incur additional indebtedness and gives Airborne the right to redeem the Notes at any time on or after April 1, 2005. Holders of Notes that are not tendered pursuant to the Change in Control Offer will not have the right after November 14, 2003, to exercise their Change in Control rights in respect of such Notes in connection with the Merger.

          Holders who do not tender their Notes for purchase pursuant to the Change in Control Offer will continue to have the right, during the period the Notes are convertible as specified in Section 12.11 of the Indenture, to convert their Notes, except that, under the terms of the Indenture, the Notes will be convertible only into the merger consideration paid to the shareholders of Airborne in connection with the Merger (which, based on the pre-Merger conversion rate, means each $1,000 principal amount of Notes is currently convertible into $908.65 and 42.7599 shares of ABX Air's common stock). On October 14, 2003, the closing price of a share of ABX Air common stock, as reported on the OTC Bulletin Board, was $3.30. For information on the recent stock price of ABX Air common stock, see "Market Price Information for ABX Air Common Stock." For additional information on ABX Air, see their website at http://www.abxair.com and their filings with the U.S. Securities and Exchange Commission (the "SEC"), which available to the public at the SEC's website at http://www.sec.gov.

          The Notes purchased in the Change in Control Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase.

          In accordance with Article 14 of the Indenture, we make the following Change in Control Offer on the terms set forth below:

     o this offer will remain open until November 14, 2003, and all Notes validly tendered prior to 5 p.m., New York City time, on this date will be accepted for payment;

     o the purchase price for Notes is 100% of their aggregate principal amount, plus accrued but unpaid interest, subject to applicable withholding taxes;

     o    the purchase price will be paid in cash;

     o    the Repurchase Date is December 1, 2003;

     o    any Note which is not tendered will continue to accrue interest;

     o any Note that Airborne accepts for payment pursuant to the Change in Control Offer shall cease to accrue interest on the Repurchase Date unless Airborne defaults in the payment of the purchase price;

     o any interest payment that is due on or prior to the Repurchase Date will be paid to the Holders of Notes registered as of the relevant Record Date on the appropriate Interest Payment Date, regardless of whether a Holder has elected to have its Notes repurchased;

     o Holders who elect to have Notes purchased pursuant to the Change in Control Offer will be required to surrender such Notes along with an executed Election of Holder to Require Repurchase to the Depositary at one of its addresses set forth on the back cover of this Statement prior to 5 p.m., New York City time, on November 14, 2003. The form of Election of Holder to Require Repurchase is set out on the reverse of the Notes, and a copy is also set out below under "-- Form of Election of Holder to Require Repurchase";

     o Holders who elect to have Notes purchased pursuant to the Change in Control Offer must also submit to the Depository such Holder's correct tax identification number on the Form W-9 included in the Consent and Letter of Transmittal or an applicable Form W-8, which any non-U.S. Holder can obtain from the Depositary;

     o Holders who elect to have Airborne repurchase less than all of its Notes also need to indicate on the Election of Holder to Require Repurchase the serial number of the Notes being purchased and the name of the person in which the portion thereof to remain outstanding after such purchase is to be registered;

     o an election to accept the Change in Control Offer cannot be withdrawn once the Depositary receives your Notes and the completed election form;

     o Holders have the right to convert the Notes tendered in the Change in Control Offer until 5 p.m., New York City time, on November 30, 2003. Holders can exercise the conversion privilege by surrendering the Notes (if not already surrendered) with the form entitled "Conversion Notice" to the Depositary. Each $1,000 principal amount of Notes is currently convertible into $908.65 and 42.7599 shares of ABX Air's common stock; and

     o if a Holder's Notes are purchased only in part in the Change in Control Offer, that Holder will be issued Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

          None of Airborne, the Dealer Manager, the Solicitation Agent or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Notes in the Change in Control Offer.

Important Tax Information for the Change in Control Offer

          Under United States federal income tax laws, a Holder whose tendered Notes are accepted for payment in the Change in Control Offer is required by law to provide the Depositary (as payer on behalf of Airborne) with such Holder's correct TIN on the Form W-9 included in the Consent and Letter of Transmittal or otherwise establish a basis for exemption from backup withholding. If such Holder is an individual, the TIN is his social security number. If the Depositary is not provided with the correct TIN, a penalty may be imposed by the Internal Revenue Service, and payments made with respect to Notes purchased pursuant to the Change in Control Offer may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements also may result in the imposition of severe criminal and/or civil fines and penalties.

          Certain Holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt Holders should furnish their TIN, write "Exempt" on the face of the Form W-9, and sign, date and return the Form W-9 to the Depositary. A foreign person, including a foreign entity, may qualify as an exempt recipient by submitting to the Depositary a properly completed applicable Form W-8, signed under penalties of perjury, attesting to that Holder's foreign status. A Form W-8 can be obtained from the Depositary. See the Form W-9, which includes additional instructions.

          If backup withholding applies, the Depositary is required to withhold 28% of any payments made to the Holder or other payee. Backup withholding is not an additional United States federal income tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided the requisite information is furnished to the Internal Revenue Service.

          Purpose of Form W-9. To prevent backup withholding on payments made with respect to Notes purchased pursuant to the Offer, the Holder is required to provide the Depositary with either: (i) the Holder's correct TIN by completing the form included herein, certifying that the TIN provided on the Form W-9 is correct (or that such Holder is awaiting a TIN) and that (A) the Holder has not been notified by the Internal Revenue Service that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the Holder that the Holder is no longer subject to backup withholding; or (ii) an adequate basis for exemption.

          Number to give the Depositary. The Holder is required to give the Depositary the TIN (e.g., social security number or employer identification number) of the registered Holder of the Notes. If the Notes are held in more than one name or are held not in the name of the actual owner, consult the enclosed Form W-9 for additional guidance on which number to report.

Form of Election of Holder to Require Repurchase

          The form of Election of Holder to Require Repurchase, as set out in the form of the Notes, is as set forth on the following page. Capitalized terms used but not defined in the form of Election of Holder to Require Repurchase shall have the meanings assigned to such terms in the Indenture.

                   ELECTION OF HOLDER TO REQUIRE REPURCHASE

          (1) Pursuant to Section 14.1 of the Indenture, the undersigned hereby elects to have this Security repurchased by the Company.

          (2) The undersigned hereby directs the Trustee or the Company to pay it or _______________________ an amount in cash or, at the Company's election, Common Stock valued as set forth in the Indenture, equal to 100% of the principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Repurchase Date, as provided in the Indenture.

Dated:  ___________________

-------------------------------

-------------------------------
Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.



-------------------------------
Signature Guaranteed

Principal amount to be repurchased (at least U.S. $1,000 or an integral multiple of $1,000 in excess thereof): _____________________

Remaining principal amount following such repurchase (not less than U.S.$1,000): _______________________

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of the Security in every particular, without alteration or any change whatsoever.

       The Depositary for the Offer and the Change in Control Offer is:

                     DEUTSCHE BANK TRUST COMPANY AMERICAS

                          Information (800) 735-7777

  By Registered or Certified Mail:         Regular Mail & Overnight Courier:            In Person by Hand Only:

     DB Services Tennessee, Inc.              DB Services Tennessee, Inc.             Deutsche Bank Trust Company
         Reorganization Unit               Corporate Trust & Agency Services                    Americas
           P.O. Box 292737                       Reorganization Unit                     C/O The Depository Trust
     Nashville, TN 37229-2737                  648 Grassmere Park Road                     Clearing Corporation
         Fax: (615) 835-3701                      Nashville, TN 37211                   55 Water Street, 1st floor
                                                Attention: Karl Shepherd                 Jeanette Park Entrance
                                                  Confirm by Telephone                     New York, NY 10041
                                                     (615) 835-3572

          Any requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal and any other documents related to the Offer may be directed to the Information Agent at the telephone numbers and address set forth below.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                48 Wall Street
                           New York, New York 10005
                       Banks and Brokers, Call Collect:
                                (212) 269-5550
                          All Others Call Toll Free:
                                (888) 887-0082

         Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

          The Dealer Manager for the Offer and the Solicitation Agent
                             for the Solicitation is:

                         DEUTSCHE BANK SECURITIES INC.
                          Liability Strategies Group
                                60 Wall Street
                           New York, New York 10005
                          (866) 627-0391 (toll free)
                           (212) 250-7445 (collect)
                             Attention: Jenny Lie